UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 8.01 Other Events

On March 29, 2019, LivaNova PLC announced an agreement to settle approximately 75 percent of the previously disclosed litigation in the U.S. related to the Company’s 3T Heater-Cooler device.

Under the terms of the agreement and subject to certain conditions, including acceptance of the settlement by individual claimants, the Company has agreed to a settlement framework that provides for a comprehensive resolution of the personal injury cases pending in the multi-district litigation in U.S. federal court, a related class action case pending in U.S. federal court, as well as certain cases in state courts across the United States. The agreement provides for a total payment of up to $225 million to resolve the claims covered by this settlement, with up to $135 million to be paid no earlier than July 2019 and the remainder in January 2020. LivaNova established a reserve of $294 million in the fourth quarter of fiscal year 2018 in connection with the 3T Heater-Cooler litigation generally.

LivaNova makes no admission of liability under the agreement and can void the agreement if certain conditions, including participation by 95 percent of each of the classes of plaintiffs, are not met. The Company continues to stand behind the 3T Heater-Cooler device, and will vigorously defend the product and company actions in the remaining cases.

For additional information regarding the 3T Heater-Cooler cases and claims against the Company and its subsidiaries, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 18, 2019, with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

99.1	LivaNova Press Release dated March 29, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: March 29, 2019	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Company Secretary

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